FOR IMMEDIATE RELEASE

PRB GAS TRANSPORTATION, INC. ANNOUNCES

FIRST QUARTER FINANCIAL RESULTS

Denver, Colorado – May 25, 2005 – PRB Gas Transportation, Inc., (“PRB” or the “Company”) (AMEX:PRB), which began operations in January 2004, today reported a net loss of $335,619 or $0.65 per share for the quarter ended March 31, 2005 as compared to net income of $11,213 or a loss of $0.06 per share for the quarter ended March 31, 2004.  The per share amounts give effect to dividends on preferred stock of $182,345 and $104,396 in the first quarter of 2005 and 2004, respectively.

On April 12, 2005, the Company’s registration statement on Form S-1 was declared effective by the Securities and Exchange Commission and the Company’s stock began trading on the American Stock Exchange under the trading symbol PRB.  The Company sold 2,300,000 shares of common stock, including 300,000 shares pursuant to the underwriter’s exercise of its over-allotment option, for $5.50 per share.  In conjunction with the offering, holders of the Series A and Series B Convertible Preferred Stock converted all of their shares into an equal number of registered common shares.

On April 15, 2005, the Company paid off its outstanding balance of $1,550,000 under a line of credit with the Bank of Oklahoma.

“Now that we’ve completed our IPO, I believe we are in a position to execute our plan for growth which includes enhancing our present systems, building and acquiring new gathering systems, and acquiring interests in oil and gas properties where there are opportunities for us to be the gas gatherer,” said Robert Wright, Chairman and CEO.

PRB Gas Transportation, Inc. owns and operates natural gas gathering systems in the Rocky Mountain area. The Company presently owns approximately 200 miles of pipeline and is gathering coal-bed methane gas from more than 450 wells in Wyoming's Powder River Basin.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contacts:

     or

Investor Relations Counsel

PRB Gas Transportation, Inc.

The Equity Group Inc.

Pauline Schneider, Vice President – Finance

Linda Latman  (212) 836-9609

Robert W. Wright, Chairman and CEO

Rob Greenberg  (212) 836-9611

(303) 308-1330

www.theequitygroup.com

info@prbtrans.com

(See Accompanying Tables)

PRB Gas Transportation, Inc. News Release

May 25, 2005

PRB Gas Transportation, Inc.

Balance Sheets

Assets

	March 31, 2005 (Unaudited)	December 31, 2004
Current assets
Cash	$ 101,043	$ 320,150
Accounts receivable	288,730	261,090
Prepaid expenses	153,050	103,760
Total current assets	542,823	685,000
Property and equipment, net	8,002,201	8,136,203
Other non-current assets
Deferred costs of raising capital	357,278	267,068
Deposits	450	3,517
Contracts, net	2,087,724	2,145,240
Total other non-current assets	2,445,452	2,415,825
Total assets	$ 10,990,476	$ 11,237,028

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$ 322,794	$ 137,991
Accrued expenses and other current liabilities	108,349	19,205
Accrued TOP acquisition costs	196,949	200,000
Dividends payable	132,903	133,683
Compressor disposal liability	25,000	25,000
Note payable	1,500,000	1,500,000
Total current liabilities	2,285,995	2,015,879
Asset retirement obligation	66,100	64,804
Total liabilities	2,352,095	2,080,683
Commitments and Contingencies
Stockholders’ equity
Capital, 50,000,000 shares authorized, par value $0.001,
5,639,000 shares undesignated
Series A 10% Convertible Preferred, 2,400,000 shares authorized,
issued and outstanding	2,400	2,400
Series B 5% Convertible Preferred, 1,550,000 shares authorized,
issued and outstanding	1,550	1,550
Series C Convertible Preferred, 411,000 shares authorized,
issued and outstanding	411	411
Common stock, 40,000,000 shares authorized, 1,600,000 issued,
800,000 outstanding	1,600	1,600
Treasury stock	(800,000)	(800,000)
Additional paid-in-capital	10,581,027	10,763,372
Accumulated deficit	(1,148,607)	(812,988)
Total stockholders' equity	8,638,381	9,156,345
Total liabilities and stockholders’ equity	$ 10,990,476	$ 11,237,028

PRB Gas Transportation, Inc. News Release Page 3 May 25, 2005 PRB Gas Transportation, Inc. Statements of Operations (Unaudited)
	Three Months Ended March 31,
	2005	2004
Gas gathering revenues:
Related party	$ -	$ 197,484
Third party	735,607	201,427
Total revenues	735,607	398,911
Expenses:
Operating	490,792	218,770
Depreciation and amortization	277,454	83,636
General and administrative	261,502	88,955
Total expenses	1,029,748	391,361
Operating (loss) income	(294,141)	7,550
Other income (expense):
Interest income	227	3,663
Miscellaneous income	300	-
Interest expense	(42,005)	-
Total other (expense) income	(41,478)	3,663
Net (loss) income	(335,619)	11,213
Convertible preferred stock dividends	(182,345)	(104,396)
Net loss applicable to common stock	$ (517,964)	$ (93,183)

Net loss per share – basic and diluted	$ (0.65)	$ (0.06)

Basic and diluted weighted average shares outstanding	800,000	1,600,000

PRB Gas Transportation, Inc. News Release

May 25, 2005

PRB Gas Transportation, Inc.

Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities
Net (loss) income	$ (335,619)	$ 11,213
Adjustments to reconcile net loss (income) to net cash provided by (used in) operating activities:
Depreciation and amortization	276,158	82,436
Accretion	1,296	1,200
Changes in assets and liabilities:
Accounts receivable	(27,640)	(223,127)
Prepaid expenses	(49,290)	(95,715)
Deposits	3,067	(125,509)
Accounts payable	184,803	31,973
Accrued expenses and other current liabilities	89,144	19,205
Net cash provided by (used in) operating activities	141,919	(298,324)
Cash flows from investing activities
Purchases of property and equipment	(84,640)	-
Purchase of TOP system	-	(1,941,375)
Reduction in accrued TOP acquisition costs	(3,051)	-
Net cash used in investing activities	(87,691)	(1,941,375)
Cash flows from financing activities
Proceeds from issuance of common stock	-	20,000
Deferred costs of raising capital	(90,210)	-
Proceeds from issuance of Series A Preferred stock, net of costs	-	4,987,025
Dividends	(183,125)	-
Net cash (used in) provided by financing activities	(273,335)	5,007,025
Net (decrease) increase in cash	(219,107)	2,767,326
Cash - beginning of period	320,150	-
Cash - end of period	$ 101,043	$ 2,767,326